Exhibit 99.1

Managing Director and Chief Executive Officer Appointment

Universal Biosensors Inc. (ASX: UBI) announces the following executive changes:

John Sharman Resignation as Managing Director and CEO

John Sharman has decided to step down from the Managing Director and CEO role for personal reasons effective April 1, 2025. John has led the business for 5 years and in that time has transformed UBI from being R&D and engineering focused to customer centric and product commercialisation focussed. UBI has developed and launched market leading and world first innovative products as a global leader in portable electrochemical analyzers, enabling precise, real-time data. In particular, John obtained essential FDA approval for Xprecia Prime, a next generation hand-held PT/INR coagulation monitoring device. Having laid these foundations for growth, John leaves the business well positioned for the future. John has a 6 months’ notice period and during this time he will act as an Advisor to the Company.

Appointment of Peter Mullin as Managing Director and CEO

We are pleased to announce the appointment of Peter Mullin as Managing Director and CEO from April 1, 2025. Peter joined UBI as Finance Director and CFO in December 2024, following a long history as an active investor in UBI. Peter has had an immediate impact at UBI both at Board level and leading the management team. Peter brings deep experience from an outstanding career of executive leadership in diverse industries such as manufacturing, banking, stock broking and superannuation. He was most recently the CEO of The Comfort Group and immediately prior to that, Managing Director Pensions and Investments, ANZ and Managing Director E*Trade. His experience also includes Senior management roles at Orica, Yates and P&O.

Chair Graham McLean said, “I would like to thank John for his dedication and commitment to UBI over the last 5 years, in which he has transformed the Company into one that is now leveraging its unique technology into products with significant commercial growth opportunities. He leaves with the gratitude of the Board. Peter will bring a broad set of leadership, financial and sales skills and experience that will enable the next phase of growth in the Company as we penetrate global markets with a strong portfolio of world first, innovative, hand-held technologies.”

The material terms of Mr. Mullin’s employment contract are:

●	Effective commencement date of employment – 1 April 2025
●	Remuneration - $400,000 TFR (inclusive of superannuation)
●	STI - Annual bonus up to 40% of remuneration
●	Termination notice period – 6 months
●	Restraint – up to 12 months in Australia.

Telephone +61 3 9213 9000 Facsimile +61 3 9213 9099	Email info@universalbiosensors.com www.universalbiosensors.com	Universal Biosensors, Inc. ARBN 121 559 993	1 Corporate Avenue, Rowville Victoria 3178, Australia

Mr. Mullin will be offered the opportunity to participate in an incentive program comprising the issue of options under the Company’s Employee Incentive Plan (subject to shareholder approval), as below (this will replace the offer announced when Mr. Mullin was appointed CFO):

Option Package	Tranche A	Tranche B	Tranche C	Total Tranches
Number of options	5,000,000	5,000,000	5,000,000	15,000,000
Exercise price per option	$0.10	$0.16	$0.30
Time to vest (in years)	1	2	3
Expiry from vest (in years)	2	2	2
Option life (in years)	3	4	5

End

Announcement authorised by the Board of Directors of Universal Biosensors, Inc.

For further information please contact:

Graham McLean (Chair) on 0416 190764

About Universal Biosensors

Universal Biosensors, founded in 2001, specialises in the design and development of electrochemical cells (strips) used in conjunction with point of use devices that are used in various industries such as healthcare (point of care), wine, food, and agriculture. UBI’s ambition is to build a multi product stable of biosensors in large markets which generate ongoing revenue streams. For additional information regarding Universal Biosensors, Inc., refer to: http://www.universalbiosensors.com.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of the US Securities Exchange Act of 1934. Forward-looking statements in this release include statements regarding our expectations, beliefs, hopes, intentions or strategies. All forward-looking statements included in this release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposals outlined in this release will occur, and the terms of any such proposal are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the SEC.

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